UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2013

EVENTURE INTERACTIVE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-172685	27-4387595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3420 Bristol Street, 6th Floor

Costa Mesa, CA 92626

855.986.5669

(Address and telephone number of principal executive offices)

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Effective December 31, 2013 we appointed Michael D. Rountree as our Treasurer. Mr. Rountree has been serving as our Chief Financial Officer since April 1, 2013. Mr. Rountree has not received additional consideration from us for serving as our Treasurer but may in the future.

Michael D. Rountree has served as our Chief Financial Officer since April 1, 2013. Mr. Rountree is a certified public accountant as well as a business and financial manager and advisor. He is the President of Rountree Consulting, a company which he founded in August 1997. Rountree Consulting provides financial, strategy, and business consulting services to clients with the goal of increasing sales and growing revenues, while also actively managing and lowering excess expenses and operational inefficiencies. Prior to forming Rountree Consulting, Mr. Rountree spent 3 years with Deloitte and Touche and Price Waterhouse working on multi-state tax and financial accounting engagements for large Fortune 500 and Global 2000 clients. Mr. Rountree also spent 3 years at the State of California Franchise Tax Board. His initial work was with the traditional corporate and individual audit group, but he was quickly promoted to the forensics audit practice where he handled complex financial, tax and audit engagements. Mr. Rountree holds a BS degree with an emphasis in Accountancy from C.S.U Long Beach and a Masters in Business Taxation from the Leventhal School of Accounting at the University Southern of California.

Item 8.01 Other Events

Effective December 31, 2013 we amended Section 3(e) of our August 15, 2013 Independent Contractor Agreement (the “IC Agreement”) with Jigsaw Partners, Inc. (“Jigsaw”) to limit the aggregate maximum number of shares of our restricted common stock which can be issued to Jigsaw under the IC Agreement in lieu of cash payments to 100,000 shares. All of the other terms and conditions of the IC Agreement remain in full force and effect.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Amendment dated December 31, 2013 to Independent Contractor Agreement made effective as of August 15, 2013 between Registrant and Jigsaw Partners, Inc.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVENTURE INTERACTIVE, INC.

Date: January 7, 2014	By:	/s/ Gannon Giguiere
	Name:	Gannon Giguiere
	Title:	CEO and Secretary